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PRESS RELEASE                                                       EXHIBIT 99.1


FOR IMMEDIATE RELEASE                           FOR MORE INFORMATION
                                                Contact: Dee Littrell
                                                (214) 692-4800



                             NATIONAL REALTY, L.P.
                     RESOLUTION OF CERTAIN MATTERS RELATED
                      TO THE MOORMAN SETTLEMENT AGREEMENT

DALLAS,  February 27, 1996----NATIONAL REALTY, L.P.   (ASE: NLP) ("National
Realty") today announced that the agreement which provides for the nomination of a successor general partner of National Realty has been amended in certain respects to resolve certain disputed matters. The amended agreement is subject to approval of the Supervising Judge who was appointed in connection with the previously-reported 1990 settlement of a class action entitled Joseph B. Moorman, et al. v. Southmark Corporation, et al. (the "Moorman Settlement"). The Moorman Settlement had established a five-year plan which, among others things, required the appointment and operation of an Oversight Committee and, under certain circumstances, would require the replacement of Syntek Asset Management, L.P.("SAMLP") as the general partner of National Realty.

On January 27, 1995, National Realty, SAMLP, the Oversight Committee and
William H. Elliott executed an Implementation Agreement which provided for the nomination of an entity controlled by Mr. Elliott to be the successor general partner and for the resolution of all related matters under the Moorman Settlement. On February 20, 1996, the parties to the Implementation Agreement executed an Amended and Restated Implementation Agreement.
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Provided that the successor general partner is elected pursuant to the terms of the Amended and Restated Implementation Agreement, SAMLP shall receive $12,471,500 from the Partnership. This amount represents a compromise settlement of the net amounts owed by National Realty to SAMLP upon SAMLP's withdrawal as general partner and any amounts which SAMLP and its affiliates may owe to National Realty. This amount shall be paid to SAMLP pursuant to National Realty's promissory note with the terms set forth in paragraph 5 of the Amended and Restated Implementation Agreement.

The Amended and Restated Implementation Agreement shall be submitted to the Supervising Judge for tentative approval and approval of the notice to be sent to the original class members. Upon final approval by the Supervising Judge, the proposal to elect the successor general partner will be submitted to the unitholders of National Realty for a vote. In addition, the unitholders will vote upon amendments to the National Realty partnership agreement which relate to the proposed compensation of the successor general partner and other related matters.

Upon approval by the unitholders, SAMLP shall withdraw as general partner and the successor general partner shall take office. If the required approvals are obtained, it is anticipated that the successor general partner will be elected and take office during the second or third quarter of 1996.

The Amended and Restated Implementation Agreement provides that SAMLP, and its affiliates owning units in National Realty, shall not vote to remove the successor general partner, except for removal with cause, for a period of 36 months from the date the successor general partner takes office.
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Upon the election and taking office of the successor general partner, the
Moorman Settlement plan and the Oversight Committee shall be terminated. If the successor general partner is not elected, the existing Moorman Settlement shall remain in full force and effect and all of the provisions of the Amended and Restated Implementation Agreement shall be voided, including the compromise settlement referred to above of amounts owed by SAMLP and the Partnership to each other.

National Realty is an national real estate investment partnership engaged in the acquisition, financing, operation and sale of real estate and related assets.

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